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                                                                      Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statements (No.33-98440, 33-98444, 33-98442, 33-98446, 333-21795, 333-70599, 333-35812, and
333-35814) on Form S-8 and the Registration Statement (No. 333-94757) on Form S-3 of CheckFree Corporation of our report dated November 13, 2000 on the combined consolidated balance sheets of MSFDC, L.L.C. and related companies as of June 30, 2000, and July 2, 1999, and the related combined consolidated statements of operations, members' capital deficiency, and cash flows for each of the three years in the period ended June 30, 2000, appearing in this Current Report on Form 8-K of CheckFree Corporation.

/s/ Deloitte & Touche

Seattle, Washington
November 14, 2000